Exhibit 10.16

THE VALSPAR CORPORATION

FORM OF NONSTATUTORY STOCK OPTION AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

(as amended October 17, 2007)

By action of its shareholders, The Valspar Corporation (“Valspar”) established The Valspar Corporation Stock Option Plan for Non-Employee Directors authorizing the issue of not more than 1,000,000 shares of its common stock (50 cents par value) to non-employee directors, designed to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company’s long-term success and progress.

Pursuant to the provisions of The Valspar Corporation Stock Option Plan for Non-Employee Directors, Valspar hereby grants ___________ (“Optionee”), a director of Valspar, a nonstatutory option to purchase from Valspar _____ shares of its common stock at a price of $_____ per share, all in accordance with and subject to the following terms and conditions:

1.    Period of Exercise/Vesting Rights - The Option becomes exercisable immediately and will expire ten (10) years from the date of this Agreement.

2.    Method of Exercise - The Optionee shall exercise his/her rights hereunder by (i) delivering to Valspar a notice of intent to exercise and stating the number of shares to be purchased and (ii) payment to Valspar (through Mellon Investor Services, option administrator) of the full amount of the purchase price for the shares then being purchased. In lieu of cash, all or part of the purchase price may be paid by surrender (or deemed surrender through attestation) to Valspar of previously acquired shares of common stock of Valspar, based on the fair market value at the closing price on the day preceding the date of exercise. Shares surrendered in lieu of cash must have been held by Optionee for a minimum of six (6) months. Upon effective exercise of the Option, Valspar shall promptly cause the shares being purchased to be issued to the Optionee.

3.    Board Retirement - Upon termination of an Optionee’s service as a director of the Company, such Non-Employee Director will be allowed to exercise the option for the full remainder of the ten-year term.

4.    Transferability - The rights of the Optionee hereunder are exercisable during the Optionee’s life only by the Optionee and are not transferable, voluntarily or involuntarily, except (a) at Optionee’s death by Will or applicable law of descent or (b) as otherwise provided in this Section 4. Notwithstanding the preceding sentence, the vested portion of the Option may be transferred by Optionee to Optionee’s spouse, children, grandchildren, parents, stepchildren, former spouse, adoptive relationships, sisters or brothers (collectively, the “Family Members”), to trusts in which Family Members have more than fifty percent of the beneficial interest, to entities in which Family Members own more than fifty percent of the voting interests, to foundations in which the Optionee or Family Members control the management of assets, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

5.    Dilution or Other Adjustments - In the event of any change in the outstanding common stock of the Company by reason of a stock dividend, stock split, reverse stock split, combination of shares, spin-off, dividend (other than regular, quarterly cash dividends), recapitalization, merger or similar event, the number of shares of common stock then subject to this Plan, including shares subject to outstanding options, the other numbers of shares of common stock provided in this Plan, and the exercise price of outstanding options shall be adjusted appropriately by the Committee to reflect the change in outstanding shares of common stock, in order to provide participants with the same relative rights before and after such adjustment.

6.    Mergers, Acquisition or Other Reorganization - The Compensation Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding Options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by another entity; or (b) liquidation; or (c) other reorganization of the Company.

7.    Construction - Interpretation and construction of the terms of this Option shall be made by the Compensation Committee in accordance with the provisions of The Valspar Corporation Stock Option Plan for Non-Employee Directors.

Dated:	THE VALSPAR CORPORATION

By
	Its	Chairman, President and CEO